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                                                                      Exhibit 21

SUBSIDIARIES OF REGISTRANT


A.       Medex Exports, Inc., a U.S. Virgin Islands corporation.

B.       Medex Medical, Inc., an Ohio corporation

C.       Medex Medical France SARL, organized under the laws of France.

D.       Medex Medical GmbH, organized under the laws of Germany.

E. Ashfield Medical Systems Limited, organized under the laws of Scotland.